For Immediate Release
February 25, 2019

Southwest Gas Holdings Increases the Quarterly Common Stock Dividend
and Declares Second Quarter 2019 Dividend

LAS VEGAS – The Board of Directors for Southwest Gas Holdings, Inc. (NYSE:  SWX) has increased the quarterly common stock dividend from $0.52 per share to $0.545 per share and has declared the following second quarter cash dividend:

Common Stock
Payable	June 3, 2019
Of Record	May 15, 2019
Dividend	$0.545 per share

The dividend equates to $2.18 per share, a 10 cent or 4.8 percent increase, on an annualized basis.  Southwest has paid quarterly dividends continuously since going public in 1956, and has raised its dividend each year since 2007.  President and Chief Executive Officer John Hester noted, “We are pleased that Southwest's strong, sustainable operating performance and financial condition have positioned us to again increase the dividend.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.  When setting the dividend rate, the Board’s policy is to target a dividend payout ratio that is competitive in the industry (55‑65%) while maintaining strong credit ratings and the ability to fund future capital expenditures."

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over two million customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America's gas and electric providers.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements:  This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, future operating results, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com